UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

     Rick G. Avare
     160 Morgan Street
     Versailles, Kentucky  40383
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2.   Issuer Name and Ticker or Trading Symbol

     American Resources Offshore, Inc.
     (GASS)
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3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

     ###-##-####
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4.   Statement for Month/Year

     January 1999
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     [X]  Director
     [X]  Officer; Title -President and Chief Executive Officer
     [ ]  10% Owner
     [ ]  Other (specify below)

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7.   Individual or Joint/Group Filing
     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person

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

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                 Transaction    Securities Acquired (A)                                         Nature of
                                    Code           or Disposed of (D)     Amount of Securities Ownership Form:  Indirect
                   Transaction   -----------   -------------------------   Beneficially Owned   Direct (D) or  Beneficial
Title of Security     Date       Code     V    Amount  (A) or (D)  Price     At End of Month    Indirect (I)    Ownership
-----------------     ----       ----     -    ------  ----------  -----     ---------------    ------------    ---------
Common Stock
$.00001 par value    1/22/99       J          7,500(1)      A      $0.46        783,458              D

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

                                                                         Title and
                                             Number of      Date         Amount of
                                            Derivative   Exercisable     Underlying             Number of   Ownership
                                            Securities       and         Securities             Derivative   Form of    Nature
            Conversion                       Acquired    Expiration      ----------             Securities  Derivative     of
                or               Trans-       (A) or        Date               Amount   Price    Benefi-    Security:  Indirect
             Exercise            action      Disposed   --------------           or       of      cially     Direct     Benefi-
 Title of    Price of   Trans-    Code        of (D)    Date   Expira-         Number   Deriv-   Owned at    (D) or      cial
Derivative  Derivative  action   ------     ----------  Exer-   tion             of      ative    End of    Indirect    Owner-
 Security    Security    Date   Code   V    (A)    (D)  cisable Date    Title  Shares  Security    Month       (I)       ship
----------  ----------  ------  ----   -    ---    ---  ------- -----   -----  ------  --------  ---------  --------    -------

Explanation of Responses:

(1)  Stock issued as a dividend on Series 1993 8% Convertible
Preferred Stock.



                              /s/ Rick G. Avare
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                              Date:  2/10/99